UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ____)*



PHYSICIANS RESOURCE GROUP INC.
(Name of Issuer)

COMMON STOCK
(Title and Class of Securities)

71941S101
(CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PAGE


SCHEDULE 13G
CUSIP No. 71941S101



1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Resurgence Asset Management, L.L.C.
     Tax ID No. 13-3916611

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)
     (b)

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5    SOLE VOTING POWER
     3,675,840

6    SHARED VOTING POWER
     0

7    SOLE DISPOSITIVE POWER
     3,675,840

8    SHARED DISPOSITIVE POWER
     0

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,675,840

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     10.96%

12   TYPE OF REPORTING PERSON*

     IA

13    Check  the  appropriate box to designate the rule pursuant to  which  this
Schedule is filed:
     [X] Rule 13d-1(b)
     [   ] Rule 13d-1(c)
     [   ] Rule 13d-1(d)


PAGE


Resurgence Asset Management, L.L.C.
Schedule 13-G
Reporting Period - December 31, 1998


1(a) Name of Issuer:
     Physicians Resource Group Inc.

1(b) Address of Issuers Principle Executive Offices:
     Three Lincoln Center, Suite 1540
     5430 LBJ Freeway
     Dallas, TX 75240

2(a) Name of Person Filing:
     Resurgence Asset Management, L.L.C.

2(b) Address of Principal Business Office:
     1185 Avenue of the Americas, 18th Floor
     New York, New York 10036

2(c) Citizenship:
     Delaware

2(d) Title of Class of Securities:
     Common Stock

2(e) CUSIP Number:
     71941S101

3    Pursuant to Section 13-d-1(b):  Investment Adviser registered under Section
203 of the Investment Advisers Act of 1940

4(a) Amount Beneficially Owned:
     3,675,840

4(b) Percent of Class:
     10.96%

4(c) Number of Shares as to which such person has:
  (i)   sole power to vote or to direct the vote:    3,675,840
  (ii)  shared power to vote or to direct the vote:  --
  (iii) sole  power  to  dispose or  direct  the  disposition  of: 3,675,840
  (iv) shared power to dispose or to direct the disposition of:    --


PAGE


5    Ownership of five percent or less of a class:
     N/A

6    Ownership of more than five percent on behalf of another person:
     N/A

7     Identification  and classification of the subsidiary  which  acquired  the security being reported on by the parent holding company:
     N/A

8    Identification and classification of members of the group:
     N/A

9    Notice of dissolution of the group:
     N/A

10   Certification:

     By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct:


                         January 8, 1999
                         -------------------------
                         Date


                         /s/ James B. Rubin
                         --------------------------
                         Signature


                         James B. Rubin, Co-Chairman
                         ---------------------------
                         Name/Title